EXHIBIT 99.1
ProAssurance Board Authorizes Debenture Redemption and Modifies Equity Incentive Plan
BIRMINGHAM, AL.—(BUSINESS WIRE)—May 21, 2008 — The Board of Directors of ProAssurance Corporation (NYSE:PRA) today authorized the redemption of the Company’s 3.90% Convertible Senior Debentures due 2023. The Debentures can be redeemed beginning on July 7, 2008 at a cash redemption price of $107,600,000 plus accrued and unpaid interest.
Once we notify holders of the debentures of our intention to redeem them, the holders may elect conversion into shares of our common stock at the rate of 23.9037 shares per $1,000 of the principal amount of the Debentures. This represents a conversion price of $41.83 per share of common stock.
Our current intention is to settle the conversion in stock. However, we have the right to settle the conversion of the debentures for cash or stock, or a combination of the two and our plans could change as we near the redemption date.
Our Board of Directors also voted to accept the recommendation of its Compensation Committee to reduce the available shares in the 2008 Equity Incentive Plan from three million shares to two million shares. This is consistent with our prior disclosure of our intention to modify the plan, as suggested by a shareholder advisory service, upon approval of the Plan by our shareholders at their annual meeting today.
Results of the 2008 Annual Meeting of Shareholders
At today’s Annual Meeting, shareholders re-elected five directors: Lucian F. Bloodworth, Board Chairman A. Derrill Crowe, M.D., Robert E. Flowers, M.D., Ann F. Putallaz and Drayton Nabers, Jr. They will serve three year terms expiring at the 2011 annual meeting and until their successors are elected and qualified. Our shareholders also ratified last year’s election of Chief Executive Officer Stan Starnes to our Board of Directors and the selection of Ernst & Young, LLP as our independent auditing firm for the fiscal year-ending December 31, 2008. In addition, shareholders gave overwhelming approval to the 2008 Equity Incentive Plan and the 2008 Annual Incentive Compensation Plan.
About ProAssurance
ProAssurance Corporation is the nation’s fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for 2007 and is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium.

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